Exhibit 10.4

Mr. W. Kent Robertson

c/o Fenix Parts, Inc.

12901 SW 132 Avenue

Miami, Florida 33186

Dear Kent:

I’m pleased to extend this formal offer for you to join Fenix Parts, Inc. as its Chief Executive Officer. Your employment will be effective as of, and is contingent upon, the closing of Fenix’s IPO.

You will report to the Board of Directors. Your compensation will consist of two elements: salary and bonus. Your annual base salary will be $350,000 per year and will be paid on a bi-weekly basis. You will be eligible to participate in Fenix’s Annual Executive Bonus Plan which includes both cash and stock-based incentive compensation.

You will be eligible to participate in all of the employee benefits that Fenix provides to its employees, in accordance with the terms of those plans. Additional benefit information will be available to you upon your employment.

The term of your employment will be for one year from the effective date of your hire, and will be subject to review by Fenix’s board of directors prior to renewal.

To compensate your for your efforts on Fenix’s behalf prior to its IPO, Fenix will accrue your base salary beginning on October 1, 2014, through the date of Fenix’s IPO and will pay you the accrued amount as a “signing bonus” within 30 days of, and contingent upon, the IPO’s closing. Until 30 days before the completion of our IPO, you may elect to receive the signing bonus in the form of that number of incentive stock options equal to four times the amount of your accrued bonus divided by the public offering price of Fenix’s common stock sold in the IPO. If you elect to receive stock options, such options will be granted on the date preceding the first day of trading of our common stock and have an exercise price equal to our IPO price. If you elect to receive options and Fenix does not successfully complete the IPO, Fenix will have no obligation to pay you the accrued salary that you elected not to receive.

As a condition to your employment with Fenix, you will be required to sign the attached confidentiality, non-solicitation and non-competition agreement.

Please sign and send a scan or fax of this letter as your acceptance to me as soon as possible via email.

Sincerely,

/s/ Scott Pettit	11/03/14
Scott Pettit, on behalf of and as specifically	Date
Authorized by the Board of Directors
Of Fenix Parts, Inc.

Accepted by:

/s/ W. Kent Robertson	11/03/14
W. Kent Robertson	Date

Noncompetition and Confidentiality Agreement

(W. Kent Robertson)

This Noncompetition and Confidentiality Agreement (this “Agreement”) is entered into as of November 3, 2014 by Fenix Parts, Inc., a Delaware corporation (“Fenix”), and W. Kent Robertson (“Executive”), with effect commencing on, and expressly conditioned upon the completion of Fenix’s initial public offering and its combination with the Founding Companies (as that term is used in Fenix’s Registration Statement on form S-1 contemplated to be filed with the United States Securities and Exchange Commission in November 2014 (the “Effective Date”)

Background:

Executive is a nominee to become a senior executive officer of Fenix.

Fenix is engaged in the business of recycling and reselling automotive parts, components and systems (the “Business”).

Fenix requires, as a condition to becoming a senior executive officer of Fenix, that Executive execute and deliver this Agreement.

Now, therefore, in consideration of their mutual promises and intending to be legally bound, the parties agree as follows:

1.	Definitions

Certain capitalized terms used in this Agreement are defined in the attached Exhibit A.

2.	Noncompetition and Nonsolicitation

(a) During the Restricted Period (as its duration may be extended pursuant to Paragraph 2(b)), and subject to the exception in Paragraph 2(d), Executive shall not directly or indirectly do the following (Executive’s “Covenant Not To Compete”).

(1) engage in or have a financial or other interest in or provide assistance to any Competing Business;

(2) solicit or attempt to solicit for a Competing Business any customer or account of the Business with whom or with which the Business did business at any time during the Look-Back Period; or

(3) solicit for employment by a Competing Business any employee of Fenix who was an employee of the Business at any time during the Look-Back Period, regardless of whether the employee is or was a full-time, part-time or temporary employee, or is or was employed on an “at will” basis or pursuant to a written agreement.

(b) The duration of the Restricted Period shall be extended by a length of time equal to (i) the period during which Executive is in violation of Executive’s Covenant Not To Compete and (ii) without duplication, any period during which litigation that Fenix institutes to enforce Executive’s Covenant Not To Compete is pending (to the extent that Executive is in violation of Executive’s Covenant Not To Compete during this period). In no event, however, shall any such extension of the Restricted Period exceed one year.

(c) Subject to Paragraph 2(d), Executive’s Covenant Not To Compete shall apply to Executive regardless of the capacity in which Executive is acting, that is, whether as a general or limited partner, joint venturer, limited liability company member or manager, officer, director, shareholder, employee, consultant, adviser, principal, agent, lender, seller, Fenix, supplier, vendor or in any other capacity or role.

(d) Executive’s Covenant Not To Compete shall not apply to Executive’s ownership, as a passive investment, of less than 1.0% of the outstanding shares of stock of any publicly traded corporation or other entity.

3.	Confidentiality

(a) Executive shall treat all Confidential Information as secret and confidential (Executive’s “Confidentiality Obligation”). Except as provided in Paragraph 3(b), Executive shall not under any circumstances directly or indirectly (i) disclose any Confidential Information to a third party or (ii) use any Confidential Information for his own account, regardless of the capacity in which he is acting. Executive’s Confidentiality Obligation shall continue indefinitely.

(b) If Executive learns of the reasonable likelihood that Executive will be required to disclose Confidential Information in any civil, criminal or administrative action or proceeding, Executive shall promptly give written notice of the required disclosure to Fenix at its principal executive offices (currently 12901 S.W. 132nd Avenue, Miami, Florida 33186) in order to allow Fenix the opportunity to seek a protective order or other appropriate remedy. If Fenix is unsuccessful in obtaining or fails to seek a protective order or other remedy, the Confidential Information that counsel to Executive advises Fenix and Executive in writing is legally required to be disclosed may be disclosed without liability under this Agreement.

4.	Acknowledgements

Executive acknowledges that:

(a) the intent of this Agreement is, in part, to enable Fenix to protect the goodwill of the Business;

(b) the consideration that Executive will receive as a senior executive officer of Fenix, consisting of base salary, incentive compensation and related employee benefits is sufficient to support Executive’s Covenant Not To Compete and Confidentiality Obligation;

(c) Executive’s Covenant Not To Compete and Confidentiality Obligation (i) are imposed in the context of Fenix’s employment of Executive and (ii) are reasonable in scope, geographical area and duration, considering the scope and geographic area of the activities of the Business and the activities of Fenix;

(d) Fenix’s legitimate need for the protection afforded to the Business by Executive’s Covenant Not To Compete and Confidentiality Obligation is not outweighed by any hardship to Executive or any injury likely to occur to the public or the public interest; and

(e) Executive’s promises in this Agreement were and are material inducements to Fenix to offer employment to Executive as a senior executive officer of Fenix.

5.	Enforcement

(a) The parties agree that the violation by Executive of Executive’s Covenant Not To Compete or Executive’s Confidentiality Obligation would result in immediate and irreparable harm to Fenix for which money damages alone would be both difficult to determine and inadequate to compensate Fenix for its injury. Executive accordingly agrees that if Executive violates either of Executive’s Covenants, Fenix shall be entitled to seek a temporary restraining order, and a preliminary and permanent injunction to prevent Executive’s continued violation, without the necessity of proving actual damages or posting any bond or other security.

(b) This right to injunctive relief shall be in addition to any other remedies to which Fenix may be entitled. If Fenix prevails in its lawsuit against Executive, Executive shall pay Fenix’s reasonable attorneys’ fees and court costs in prosecuting its lawsuit. If Fenix does not prevail in its lawsuit against Executive, Fenix shall pay Executive’s reasonable attorneys’ fees and court costs in defending against Fenix’s lawsuit.

6.	Severability

The invalidity, illegality or unenforceability of any term or provision of this Agreement shall not affect the validity and enforceability of the other terms and provisions of this Agreement, and this Agreement shall be construed in all respects as if the invalid or unenforceable term or provision had been omitted.

7.	Counterparts

This Agreement may be signed in any number of counterparts (including by facsimile or portable document format (pdf)), all of which together shall constitute one and the same instrument.

8.	Governing Law and Jurisdiction

This Agreement shall be governed by the laws of the State of Illinois without regard to conflicts-of-law principles or rules that would require this Agreement to be governed by the laws of a different state. Each party consents to the enforcement of this Agreement in the United States District Court for the Northern District of Illinois, or any state court having subject matter jurisdiction sitting in King County, Washington and consents to the personal jurisdiction of those courts.

9.	Binding Effect

This Agreement shall be binding on and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

Fenix Parts, Inc.

By:	/s/ Scott Pettit
	Its:	Chief Financial Officer

/s/ Kent Robertson
W. Kent Robertson

(signature page to W. Kent Robertson noncompetition agreement)

Exhibit A

Definitions

Competing Business means a person, proprietorship, general or limited partnership, joint venture, limited liability company, corporation, trust or other entity, whether proprietary or not-for-profit in nature, that from or at any location anywhere within the Restricted Area:

(a) is engaged in the business of purchasing and dismantling motor vehicles for the recycling of motor vehicle parts, components or systems ;

(b) is engaged in the business of selling recycled motor vehicle parts, components or systems, or

(c) provides any other services that Fenix provided at any time during the Look-Back Period.

Confidential Information means any trade secrets of the Business (as “trade secrets” is defined under the Illinois Trade Secrets Act) and any other confidential information of any kind as of the Closing Date relating to the Business, in any form or medium and regardless of who prepared the information.

The term “Confidential Information” includes (but is not limited to): (i) customer information, including information relating to customer identities, requirements, orders, proposals, prices, quantities and terms; (ii) financial information, including information relating to revenues, sales, costs, margins, borrowings, accounting methods and business prospects; and (iii) operating information, including procedures, internal policies, manuals and reports, correspondence and communications to or from third parties; (iv) employee compensation and benefits and other information relating to employees; and (v) information relating to business relationships not already covered by the preceding clauses (i), (ii) and (iii).

The term “Confidential Information” does not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure by Executive in violation of this Agreement; or (ii) becomes available to Executive on a non-confidential basis from a source that was not known to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality in respect of the information.

Look-Back Period means the two-year period ending on date of termination of Executive’s employment with Fenix.

Restricted Area means the United States of America.

Restricted Period means the beginning on the Effective Date and ending on the third anniversary of the date of termination of Executive’s employment with Fenix.